Exhibit 99.1
Contacts:
Barry Cinnamon	Mary Magnani
Akeena Solar, Inc.	Lippert/Heilshorn & Associates
888-253-3628	415-433-3777
bcinnamon@akeena.net	mmagnani@lhai.com

Akeena Solar Announces Increase
In Line of Credit

LOS GATOS, CA, June 29, 2007 - Akeena Solar, Inc. (OTC BB: AKNS), a leading designer and installer of solar power systems announced it has increased its accounts receivable and inventory based line of credit with Comerica Bank, from $2.0 million to $7.5 million.

Lad Wallace, CFO of Akeena Solar, stated, “The increased line of credit provides us with greater financial flexibility to fund our growth plans. We believe we have significant opportunity to take advantage of the rapidly growing demand for solar power. We are excited to have Comerica as a business partner and look forward to continued successful collaboration.”

The company entered into the initial credit facility on January 29, 2007. The new facility provides for up to $7.5 million in financing to be used to fund working capital and has an initial term through August of 2008. The credit facility is subject to customary terms and conditions and covenants, including several reporting and non-financial covenants.

About Akeena Solar, Inc.
Founded in 2001, Akeena Solar's (OTC BB: AKNS) philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net.

Safe Harbor
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

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